AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment, effective April 30, 2011, is entered into by and between Calvert Social Index Series, Inc. and Calvert Investment Management, Inc.

WHEREAS, Calvert Social Index Series, Inc. and Calvert Asset Management Company, Inc. entered into an investment advisory agreement on June 22, 2000, an addendum to the investment advisory agreement on January 31, 2011, and a revised and restated Schedule A to the investment advisory agreement on February 1, 2011 (the “Agreements”); and

WHEREAS, effective April 30, 2011, Calvert Asset Management Company, Inc. changed its name to “Calvert Investment Management, Inc.”;

NOW, THEREFORE, it is hereby agreed that the Agreements are revised to reflect this name change of the investment adviser to “Calvert Investment Management, Inc.”

Date: April 30, 2011

Calvert Social Index Series, Inc.

By:  /s/William M. Tartikoff

Name: William M. Tartikoff

Title: Vice President and Secretary

Calvert Investment Management, Inc.

By:  /s/Ronald M. Wolfsheimer

Name: Ronald M. Wolfsheimer

Title: Senior Vice President, Chief Financial

    and Administrative Officer